For additional information, contact:
T. Heath Fountain
Chief Executive Officer
(229) 426-6000 (Ext 6012)

COLONY BANKCORP APPOINTS AUDREY HOLLINGSWORTH TO BOARD OF DIRECTORS

FITZGERALD, GA. (October 24, 2022) – Colony Bankcorp, Inc. (Nasdaq: CBAN) (“Colony” or the “Company”), the bank holding company for Colony Bank (the “Bank”), today announced the appointment of Audrey D. Hollingsworth to the Board of Directors for both the Company and Colony Bank, effective December 1, 2022.

Hollingsworth serves as Vice President of People Services for Goodwill Industries of the Southern Rivers, a position she has held since 2018. Before joining Goodwill Industries of the Southern Rivers, Hollingsworth was President of the Hollingsworth Group, a human resources and information technology consulting company. For 26 years prior to joining Hollingsworth Group, she served in positions of increasing responsibility at Synovus Financial Corporation, eventually ascending to the position of Group Executive and Chief People Officer.

Commenting on the announcement, Mark H. Massee, Chairman of the Board of Directors, said, “We are very pleased to welcome Audrey to our Board of Directors. Her extensive experience and leadership as a seasoned human resources professional bring a unique and diverse perspective to our Board that will be of great value as we execute our strategic objectives.”

Hollingsworth serves on the Board of Directors for various organizations including the Development Authority Foundation Board, the University of Georgia’s J.W. Fanning Institute for Leadership Development Advisory Board, the Mayor’s Advisory Committee for Public Safety and Law Enforcement, and the Greater Columbus Georgia Chamber of Commerce, of which she is Past Chairman. In addition, she is an alumna, Past President, and Chairman of Leadership Georgia and is currently a member of the Society for Human Resources and Delta Sigma Theta Sorority, Inc. Hollingsworth is a recipient of the Girl Scouts of Historic Georgia’s Women of Achievement Award. She holds a Bachelor of Science in Business Education from the University of Georgia and a Master of Science in Management from Troy State University.

“Audrey is a talented and well-respected leader across the banking and human resources industries. We look forward to her contributions, insight, and counsel as we continue to grow and deliver value to our shareholders, customers, and team members,” said T. Heath Fountain, Chief Executive Officer.

About Colony Bankcorp

Colony Bankcorp, Inc. is the bank holding company for Colony Bank. Founded in 1975 and headquartered in Fitzgerald, Georgia, Colony operates 39 locations throughout Georgia. At Colony Bank, we offer a wide range of banking services including personal banking, business banking, mortgage solutions, government guaranteed lending solutions, and more. We have expanded our services to also include consumer insurance products, such as automotive, homeowners, and other insurance needs for our community. Colony’s common stock is traded on the NASDAQ Global Market under the symbol “CBAN.” For more information, please visit colony.bank. You can also follow the Company on social media.

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